Filed Pursuant to 424(b)(5)
Registration No. 333-183153

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 8, 2012)

$50,000,000

Common Stock

On May 7, 2014, we entered into Amendment No. 3 to the sales agreement with Cowen and Company, LLC, or Cowen, relating to the sale of up to an additional $50,000,000 of shares of our common stock, $0.0001 par value per share. This prospectus supplement relates to the offer and sale of up to $50,000,000 of our common stock from time to time through Cowen pursuant to the sales agreement, as amended.

Our common stock trades on The NASDAQ Global Market under the symbol “AVNR”. On May 6, 2014, the last reported sale price for our common stock on The NASDAQ Global Market was $4.76 per share.

Upon our delivery of a placement notice and subject to the terms and conditions of the sales agreement, as amended, Cowen may sell the common stock by methods deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on The NASDAQ Global Market, on any other existing trading market for the common stock or to or through a market maker. In addition, with our prior written approval, Cowen may also sell the common stock in privately negotiated transactions. Cowen will act as sales agent using its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The NASDAQ Stock Market, LLC.

We will pay Cowen a commission, or allow a discount, for its services in acting as agent and/or principal in the sale of common stock, of up to 3.0% of the gross sales price per share of all shares sold through it as agent under the sales agreement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the section captioned “Item 1A—Risk Factors” in our most recently filed annual report on Form 10-K or quarterly report on Form 10-Q which is incorporated by reference into this prospectus supplement, for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen and Company

The date of this prospectus supplement is May 7, 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “Avanir,” “we,” “us,” “our,” or similar references mean Avanir Pharmaceuticals, Inc. and its subsidiaries on a consolidated basis.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or common stock is sold on a later date.

S-ii

PROSPECTUS SUMMARY

Our Company

We are a biopharmaceutical company focused on acquiring, developing and commercializing novel therapeutic products for the treatment of central nervous system disorders. Our lead product NUEDEXTA® (referred to as AVP-923 during clinical development) is a first-in-class dual N-methyl-D-aspartate, or NMDA, receptor antagonist and sigma-1 agonist. NUEDEXTA, 20/10 mg, is approved in the United States for the treatment of pseudobulbar affect, or PBA. It is also approved for PBA in the European Union in two dose strengths, NUEDEXTA 20/10 mg and NUEDEXTA 30/10 mg. We commercially launched NUEDEXTA in the United States in February 2011 and we are currently assessing plans regarding the potential commercialization of NUEDEXTA in the European Union.

We are studying the clinical utility of AVP-923 in other mood/behavior disorders and movement disorders. We have two ongoing Phase II clinical trials exploring the potential treatment of agitation in patients with Alzheimer’s disease and potential treatment of levodopa-induced dyskinesia in Parkinson’s disease. This study is supported by a grant from the Michael J. Fox Foundation.

We are also developing AVP-786, a next generation drug product containing deuterium-modified dextromethorphan and quinidine for the treatment of neurologic and psychiatric disorders. We completed a pharmacokinetic study with AVP-786 and, based on this data, we believe that we have identified a formulation of AVP-786 with a comparable pharmacokinetic profile, and likely a comparable safety and tolerability profile to AVP-923. This AVP-786 formulation contains significantly less quinidine than used in AVP-923.

We are also developing a novel Breath Powered™ intranasal delivery system containing low-dose sumatriptan powder to treat acute migraine, AVP-825. If approved, this product would be the first and only fast-acting dry-powder nasal delivery form of sumatriptan. AVP-825 is licensed from OptiNose AS, or OptiNose. Under the terms of the agreement, we assumed responsibility for regulatory, manufacturing, supply-chain and commercialization activities for the investigational product. We filed a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or FDA, in January 2014.

We entered into a multi-year agreement with Merck Sharp & Dohme Corp., or Merck, to co-promote Merck’s type 2 diabetes therapies JANUVIA® (sitagliptin) and the sitagliptin family of products in the long-term care institutional setting in the United States beginning October 1, 2013. The term of the agreement will continue for three years following the launch date of the co-promotion activities. Under the terms of the agreement, we will be compensated via (i) a fixed monthly fee and (ii) a performance fee based on the amount of the products sold by us above a predetermined baseline. A significant majority of the fee is performance-based. Over the three years of the agreement, Avanir could receive up to a maximum of $60.0 million in compensation.

In addition to our focus on products for the central nervous system, we also have partnered programs in other therapeutic areas that may generate future revenue for us. Our first commercialized product, docosanol 10% cream (sold in the United States and Canada as Abreva® by our marketing partner GlaxoSmithKline Consumer Healthcare), is the only over-the-counter treatment for cold sores that has been approved by the FDA.

The following chart illustrates the status of research and development activities for our products and product candidates that are commercialized or under development.

In addition to the research and development programs identified above, Avanir has provided unrestricted research grants to support several investigator initiated studies with AVP-923. Current studies planned or ongoing include potential treatment of behavioral symptoms of adults with autism spectrum disorder, treatment of bulbar function (impaired speech, swallowing, and saliva control) associated with amyotrophic lateral sclerosis, or ALS, and treatment of refractory depression.

NUEDEXTA for the Treatment of Pseudobulbar Affect

NUEDEXTA is the first and only FDA-approved treatment for PBA. PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state.

NUEDEXTA is an innovative combination of two well-characterized components: dextromethorphan hydrobromide (20 mg), the ingredient that is pharmacologically active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling dextromethorphan to reach therapeutic plasma concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.

Studies to support the effectiveness of NUEDEXTA were performed in patients with PBA and underlying ALS and multiple sclerosis, or MS. The primary outcome measure, the number of laughing and crying episodes, was significantly lower in the NUEDEXTA cohort compared with placebo. The secondary outcome measure, the Center for Neurologic Studies Lability Scale, or CNS-LS, demonstrated a significantly greater mean decrease in CNS-LS score from baseline for the NUEDEXTA cohort compared with placebo. NUEDEXTA has not been studied in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias.

We launched NUEDEXTA in the United States in February 2011 with a specialty sales force calling primarily on physicians that care for patients where PBA is most commonly observed. This includes patients with underlying MS, ALS, Parkinson’s disease, Alzheimer’s disease, traumatic brain injury and stroke. Our commercial efforts focus on the outpatient setting where patients typically receive prescription medications through retail and mail-order pharmacies and the institutional setting where patients typically receive prescription medications through an institutional pharmacy.

AVP-923 for the Treatment of Agitation in Patients with Alzheimer’s Disease

Alzheimer’s disease is generally characterized by cognitive decline, impaired performance of daily activities, and behavioral disturbances. Behavioral and psychiatric symptoms develop in as many as 60% of community-dwelling dementia patients and in more than 80% of patients with dementia living in nursing homes; as the disease progresses the risk of such complications approaches 100%. Dementia-related behavioral symptoms, including agitation, can be extremely distressing to the individual, the family, and caregivers. These behavioral disturbances have been associated with more rapid cognitive decline, institutionalization, and increased caregiver burden.

The objectives of this proof-of-concept study are to evaluate the safety, tolerability, and efficacy of AVP-923 for the treatment of agitation in Alzheimer’s patients. The trial is a multicenter, randomized, double-blind, placebo-controlled study that is expected to enroll up to 200 Alzheimer’s patients in the United States. Eligible patients will be randomized to receive either AVP-923 or placebo for 10 weeks. The primary efficacy measure is the agitation/aggression domain of the Neuropsychiatric Inventory, or NPI. Secondary outcome measures include assessments of disease severity, behavioral abnormalities, cognition, activities of daily living, quality of life and caregiver strain. Standard safety assessments will also be conducted.

AVP-923 for the Treatment of Levodopa-Induced Dyskinesia

Levodopa-induced-dyskinesia, or LID, occurs in most patients with Parkinson’s disease, or PD, after several years of treatment, generally in association with other motor response complications, such as wearing-off or “on-off” fluctuations. Dyskinesia may be as disabling as the parkinsonism itself, and current treatment options are limited and are not always effective.

This proof-of-concept, double blind, randomized, crossover study will compare AVP-923 (45mg DM/10mg Q) with placebo for treatment of LID. The study will enroll approximately 16 PD patients across three study centers in the United States and Canada. Study participants will receive, in a random order, a two-week treatment with AVP-923 and a two-week placebo treatment, separated by a two-week break. At the end of each two-week treatment period, patients will receive a two-hour levodopa infusion to test the drug effect on dyskinesia. Patients will be carefully monitored throughout the six-week study for side effects, PD symptoms and general health status. The results of this study will help inform future development of AVP-923 for LID. This study is being funded through a grant awarded by the Michael J. Fox Foundation.

AVP-923 for the Treatment of Diabetic Neuropathic Pain

Diabetic peripheral neuropathic pain, or DPN pain, which arises from nerve injury, can result in a chronic and debilitating form of pain that has historically been poorly diagnosed and treated. It is often described as burning, tingling, stabbing, or pins and needles in the feet, legs, hands or arms. An estimated 3.5 million people in the United States experience DPN pain according to the American Diabetes Association. DPN pain currently is most commonly treated with antidepressants, anticonvulsants, opioid analgesics and local anesthetics. Most of these treatments have limited effectiveness or undesirable side effects resulting in a high degree of unmet medical need. The global neuropathic pain market was approximately $2.4 billion in 2010 and is expected to grow to $3.6 billion by 2020 among the seven largest markets, consisting of the United States, Japan, France, Germany, Italy, Spain and the United Kingdom.

Avanir has completed a Phase III clinical trial for AVP-923 in the treatment of patients with DPN pain. In April 2007, we announced positive top-line data from our first Phase III clinical trial of AVP-923 for the treatment of patients with DPN pain. The most commonly reported adverse events from this Phase III study were dizziness, nausea, diarrhea, fatigue and somnolence, which were mild to moderate in nature. Given the recent setback in our Phase II study for the treatment of central neuropathic pain in MS, we are continuing to evaluate our options for this program, including the use of AVP-786 in the advancement of this program.

AVP-786 for the Treatment of Neurologic and Psychiatric Disorders

AVP-786 is a novel investigational drug product consisting of a combination of deuterium-modified dextromethorphan (a new chemical entity, or NCE) and the metabolic inhibitor quinidine. The compound was developed through incorporation of deuterium into molecular positions of dextromethorphan, resulting in strengthened molecular bonds which reduce susceptibility to enzyme cleavage. Based on interim data, we believe that we have identified a formulation of AVP-786 with a comparable pharmacokinetic profile, and likely a comparable safety and tolerability profile to AVP-923. This AVP-786 formulation contains significantly less quinidine than used in AVP-923. In June 2013, the FDA agreed to an expedited development pathway for AVP-786, requiring only a limited non-clinical package as part of the Investigational New Drug application. Upon completion of these non-clinical studies, we intend to proceed directly into human clinical trials. We currently intend to study AVP-786 in neuropathic pain, agitation in patients with Alzheimer’s disease and treatment resistant depression.

AVP-825 for the Treatment of Acute Migraine

AVP-825 is an investigational drug-device combination product consisting of low-dose sumatriptan powder to treat acute migraine. The powder is delivered intranasally utilizing a novel Breath Powered delivery technology. If approved, AVP-825 would be the first and only fast-acting dry-powder intranasal form of sumatriptan. We filed an NDA with the FDA in January 2014.

Migraine represents an area of significant unmet medical need. According to the Centers for Disease Control and Prevention, over 37 million Americans suffer from migraine headaches. The triptan class of medications is generally considered the standard of care with over 13 million prescriptions written annually. Sumatriptan is the class leader with a market share of over 50%, making it the most commonly prescribed migraine drug in the United States. An online survey of over 2,500 frequent migraine sufferers revealed that 66% were dissatisfied with their treatments. As a result, many migraine sufferers are seeking fast-acting, well-tolerated treatment options.

Partnered Programs

Docosanol 10% Cream — Cold Sore Treatment

Docosanol 10% cream is a topical treatment for cold sores. In 2000, we received FDA approval for marketing docosanol 10% cream as an over-the-counter product. Since that time, docosanol 10% cream has been approved by regulatory agencies in Asia, North America, and Europe. In March 2000, we granted a subsidiary of GlaxoSmithKline, SB Pharmco Puerto Rico, Inc., or GSK, the exclusive rights to market docosanol 10% cream in the United States and Canada under a license agreement with GSK, or the GSK License Agreement. GSK markets the product under the name Abreva® in these markets. Under the terms of the GSK License Agreement, GSK is responsible for all sales and marketing activities and the manufacturing and distribution of docosanol 10% cream. Under the GSK License Agreement, we received a total of $25.0 million in milestone payments from GSK and we were entitled to receive an 8% royalty on net sales of Abreva by GSK.

In November 2002, we sold to Drug Royalty USA an undivided interest in our right to receive future Abreva royalties under the GSK License Agreement for $24.1 million pursuant to a drug royalty agreement, or the Drug Royalty Agreement. Under the Drug Royalty Agreement, Drug Royalty USA has the right to receive royalties from GSK on sales of Abreva until the expiration of the patent for Abreva on April 28, 2014. We retained the right to receive 50% of all royalties (a net of 4%) under the GSK License Agreement for annual net sales of Abreva in the United States and Canada in excess of $62.0 million. From the effective date of the GSK License Agreement up to the 2002 sale of our royalty rights to Drug Royalty USA, Inc., we received a total of approximately $5.9 million in royalty payments from GSK attributed to the 8% royalty on net sales by GSK.

Under the terms of our docosanol license agreements, our partners are generally responsible for all regulatory approvals, sales and marketing activities, and manufacturing and distribution of the product in the licensed territories. The terms of the license agreements typically provide for us to receive a data transfer fee, potential milestone payments and royalties on product sales. We purchase the active pharmaceutical ingredient, or API, docosanol, from a large supplier in Western Europe and have, on occasion, sold material to our licensees. We currently store our API in the United States.

General Information

Avanir was incorporated in California in August 1988 and was reincorporated in Delaware in March 2009. Our principal executive offices are located at 20 Enterprise, Suite 200, Aliso Viejo, California 92656. Our telephone number is (949) 389-6700 and our e-mail address is info@avanir.com. Our Internet website address is www.avanir.com. We make our periodic and current reports available on our Internet website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. No portion of our website is incorporated by reference into this prospectus. The public may read and copy the materials we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The public may also read and copy the materials we file with the SEC by visiting the SEC’s website, www.sec.gov.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Shares having an aggregate offering price of up to $50,000,000

Common stock to be outstanding after this offering	Up to 170,330,006 shares, assuming sales of 10,504,202 shares at a price of $4.76 per share, which was the last reported sale price of our common stock on The NASDAQ Global Market on May 6, 2014. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At-the-market” offering that may be made from time to time through our agent, Cowen and Company, LLC. See “Plan of Distribution” on page S-11.

Offering price and proceeds	Variable at-the-market pricing, with aggregate gross proceeds of up to $50,000,000

Use of proceeds	General corporate purposes which include, but are not limited to, funding NUEDEXTA commercial activities, funding our ongoing and future clinical trials and for general and administrative expenses. We may also use a portion of the net proceeds to pay off outstanding indebtedness, if any, and/or acquire or invest in complementary businesses, products and technologies, although we do not currently have any intentions with respect to paying off outstanding indebtedness or acquiring or investing in complementary businesses, products or technologies. See “Use of Proceeds” on page S-9.

NASDAQ Global Market symbol	“AVNR”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement, for a discussion of risk factors that you should read and consider before investing in our common stock.

The number of shares of common stock to be outstanding after this offering assumes the issuance of the full 10,504,202 shares that may be offered hereunder and is based on 159,825,804 shares outstanding as of March 31, 2014 and excludes the following securities outstanding as of that date:

•	options representing the right to purchase a total of 10,358,439 shares of common stock at a weighted average exercise price of $2.92 per share;

•	restricted stock units representing a total of 2,823,466 shares of common stock issuable upon vesting;

•	restricted stock units representing a total of 1,062,322 vested shares of common stock issuable to directors; and

•	warrants representing the right to purchase a total of 53,957 shares of common stock at a weighted average exercise price of $2.78 per share.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the sections captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, as well as our subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference herein in their entirety, together with other information in this prospectus supplement, the information and documents incorporated by reference in this prospectus supplement, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose part or all of your investment. This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

Risks Related to this Offering

Resales of our common stock in the public market during this offering by our stockholders may cause the market price of our common stock to fall.

We may issue common stock from time to time in connection with this offering. This issuance from time to time of these new shares of our common stock, or our ability to issue these shares of common stock in this offering, could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

Purchasers will experience immediate dilution in the book value per share of the common stock purchased in the offering.

The shares sold in this offering, if any, will be sold from time to time at various prices. However, the expected offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. After giving effect to the sale of shares of our common stock in the aggregate amount of $50,000,000 at an assumed offering price of $4.76 per share, the last reported sale price of our common stock on May 6, 2014 on The NASDAQ Global Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of March 31, 2014 would have been approximately $76,393,173 million, or approximately $0.45 per share. This represents an immediate increase in net tangible book value of approximately $0.28 per share to our existing stockholders and an immediate dilution in as-adjusted net tangible book value of approximately $4.31 per share to purchasers of our common stock in this offering.

In addition to this offering, subject to market conditions and other factors, we may pursue additional equity financings in the future, including future public offerings or future private placements of equity securities. Further, the exercise of outstanding options and warrants could result in further dilution to investors and any additional shares issued in connection with acquisitions will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any free writing prospectus that we may authorize to be provided to you, we currently anticipate using the net proceeds from the sale of our securities offered hereby primarily for general corporate purposes, which include, but are not limited to, funding the commercialization of NUEDEXTA, any of our ongoing and future clinical trials and for general and administrative expenses. We may also use a portion of the net proceeds to pay off outstanding indebtedness, if any, and/or acquire or invest in complementary businesses, products and technologies. Further, from time to time we may evaluate acquisition opportunities and engage in related discussions with other companies. We do not currently have any intentions with respect to paying off outstanding indebtedness or the acquisition of or investment in complementary businesses, products or technologies.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our common stock after this offering.

The net tangible book value of our common stock as of March 31, 2014 was approximately $27.7 million, or approximately $0.17 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of shares of our common stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers for each share of common stock in this offering and the net tangible book value per share of our common stock immediately following the completion of this offering.

After giving effect to the sale of shares of our common stock in the aggregate amount of $50,000,000 at an assumed offering price of $4.76 per share, the last reported sale price of our common stock on May 6, 2014 on The NASDAQ Global Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of March 31, 2014 would have been approximately $76,393,173 million, or approximately $0.45 per share. This represents an immediate increase in net tangible book value of approximately $0.28 per share to our existing stockholders and an immediate dilution in as-adjusted net tangible book value of approximately $4.31 per share to purchasers of our common stock in this offering, as illustrated by the following table:

Assumed public offering price per share		$4.76
Net tangible book value per share as of March 31, 2014	$0.17
Increase per share attributable to the offering	$0.28
As-adjusted net tangible book value per share after this offering		$0.45
Dilution per share to new investors		$4.31

The table above assumes, for illustrative purposes only, an aggregate of 10,504,202 shares of our common stock are sold at a price of $4.76 per share, for aggregate gross proceeds of $50,000,000. The shares, if any, sold in this offering will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.76 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50,000,000 is sold at that price, would not change our adjusted net tangible book value per share after the offering but would increase the dilution in net tangible book value per share to new investors in this offering to $5.31 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.76 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50,000,000 is sold at that price, would not change our adjusted net tangible book value per share after the offering but would decrease the dilution in net tangible book value per share to new investors in this offering to $3.32 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

We have entered into Amendment No. 3 to the sales agreement with Cowen and Company, LLC, or Cowen, under which we may issue and sell up to an additional $50,000,000 of our common shares from time to time through Cowen acting as agent and/or principal pursuant to the terms of the sales agreement, as amended. The sales agreement amendment will be filed as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference in this prospectus supplement. Sales of the common stock, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on The NASDAQ Global Market and any other trading market for the common stock, and sales to or through a market maker other than on an exchange. In addition, with our prior written consent, Cowen may also sell our common stock in privately negotiated transactions.

Cowen will offer the common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Cowen may suspend the offering of the common stock being made through Cowen under the sales agreement upon proper notice to the other party. We and Cowen each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent shall be up to 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on The NASDAQ Global Market each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to Cowen.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilize our common stock.

We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $50,000.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters will be passed upon for the sales agent by Reed Smith LLP, New York, New York.

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer and sell an indeterminate number of shares of our common stock and preferred stock, debt securities and warrants from time to time under this prospectus. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement or sales agreement prospectus the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement or sales agreement prospectus.

Our common stock trades on the NASDAQ Global Market under the symbol “AVNR”. On August 7, 2012, the closing price for our common stock, as reported on the NASDAQ Global Market, was $2.97 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on Page 3 of this prospectus and in the applicable prospectus supplement or sales agreement prospectus for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement (which term includes, as applicable, the sales agreement prospectus filed with the registration statement of which this prospectus forms a part) that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement in their entirety together with additional information described under the heading “Where You Can Find More Information” in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read on the SEC’s website or at the SEC’s public reading room mentioned under the heading “Where You Can Find More Information” in this prospectus.

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

References in this prospectus to “Avanir,” the “Company,” “we,” “us,” and “our” refer to Avanir Pharmaceuticals, Inc. and its subsidiaries, on a consolidated basis.

ABOUT AVANIR PHARMACEUTICALS, INC.

Avanir is a pharmaceutical company focused on acquiring, developing and commercializing novel therapeutic products for the treatment of central nervous system disorders. In October 2010, the U.S. Food and Drug Administration, or FDA, approved NUEDEXTA® (referred to as AVP-923 during clinical development), a unique proprietary combination of dextromethorphan, or DM, and low-dose quinidine, for the treatment of pseudobulbar affect, or PBA. We commenced promotion of NUEDEXTA in the United States in February 2011 and are currently pursuing the approval of NUEDEXTA in Europe.

The table below shows dispensed prescription data for NUEDEXTA for the past four quarterly periods. In fiscal 2012, quarterly average capsules per prescription ranged between 50 and 51 capsules.

	Three Months Ended
	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012
Total dispensed prescriptions	10,210	14,626	19,823	26,428
Percentage growth over previous quarter	99%	43%	36%	33%

We are also studying AVP-923 for use in other potential indications including pain and agitation. We have initiated a large Phase II clinical trial of AVP-923 for the treatment of central neuropathic pain in patients with multiple sclerosis. In addition, the Company has filed an IND with the FDA and plans to initiate a Phase II study evaluating AVP-923 for treatment of agitation in patients with Alzheimer’s disease during the fourth quarter of fiscal 2012.

AVP-923 has also completed a Phase III trial for the treatment of patients with diabetic peripheral neuropathic pain with positive results. Additional Phase III trials would need to be completed for approval of this indication.

On February 29, 2012, we entered into a license agreement with Concert Pharmaceuticals, Inc., or Concert, pursuant to which we licensed from Concert exclusive, worldwide rights to develop and commercialize Concert’s deuterium-modified dextromethorphan, or d-DM, for the potential treatment of neurologic and psychiatric disorders, as well as certain rights to other deuterium-modified dextromethorphan compounds. We believe that d-DM compounds may provide therapeutically effective levels of DM, potentially without the need for an enzyme inhibitor such as quinidine. We intend to explore the utility of d-DM in neurological and psychiatric disorders where dual N-Methyl-D-aspartic acid, or NMDA, antagonists and sigma-1 agonists may be beneficial.

In addition to our focus on products for the central nervous system, we also have partnered programs in other therapeutic areas that may generate future revenue for us. Our first commercialized product, docosanol 10% cream (sold in the United States and Canada as Abreva® by our marketing partner GlaxoSmithKline Consumer Healthcare), is the only over-the-counter treatment for cold sores that has been approved by the FDA. In 2008, we out-licensed all of our monoclonal antibodies and we remain eligible to receive milestone payments and royalties related to the sale of these assets.

For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Our offices are located at 20 Enterprise, Suite 200, Aliso Viejo, California 92656. Our telephone number is (949) 389-6700 and our e-mail address is info@avanir.com. Additional information about Avanir can be found on our website, at www.avanir.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.avanir.com. No portion of our website is incorporated by reference into this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our most recent Quarterly Report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the documents incorporated herein and therein by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers are cautioned that our actual results may differ materially from those discussed in the forward-looking statements. Terms such as “intend,” “estimate,” “anticipate,” “believe,” “plan,” “goal” and “expect” and similar expressions as they relate to us identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding sales of NUEDEXTA, the safety and efficacy of NUEDEXTA and our product candidates, including AVP-923, the goals of our development activities, estimates of the potential markets for NUEDEXTA and our product candidates, projected cash needs and our expected future cash, revenues, operations and expenditures. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

•	risks that we may not become profitable as a result of the commercialization of NUEDEXTA;

•	risks relating to our ability to raise PBA awareness among patients and physicians;

•	risks that we may not be able to obtain reimbursement and third-party payor coverage;

•

risks relating to our lack of profitability, our significant historical operating losses and our ability to obtain additional funding to continue to operate our business, which funding may not be available on commercially reasonable terms, or at all;

•	risks relating to estimates of the potential market size of PBA;

•	risks relating to our patent portfolio, including our core patents covering NUEDEXTA, which are currently being challenged by generic drug companies;

•	risks relating to turnover in senior management and our reliance on key employees;

•	risks relating to our loan agreement with Oxford Finance and Silicon Valley Bank, which contains certain covenants that could adversely affect our operations;

•	risks relating to our ability to conduct clinical trials and receive approval for additional indications for AVP-923 and for approval of NUEDEXTA in Europe;

•	risks around our reliance on third parties to conduct our clinical trials and manufacture and distribute our product candidates; and

•	competitive risks in our industry.

In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference, including under the caption “Risk Factors.” All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

DESCRIPTION OF SECURITIES

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any such securities with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

We are authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share, of which 136,181,391 shares were issued and outstanding as of August 7, 2012.

Our common stock is listed on the NASDAQ Global Market under the symbol “AVNR”. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designations that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designations that contains the terms of the applicable series of preferred stock.

Debt Securities. The paragraphs below describe the general terms and provisions of the debt securities we may issue. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

We may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” in this prospectus to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of the Debt Securities—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

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the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

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the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or preferred stock or the method by which any such portion shall be determined;

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if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or preferred stock received on conversion;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

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any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium, or make-whole amount, and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

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the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

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whether the principal of, and any premium, or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

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whether the amount of payments of principal of, and any premium, or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

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whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

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any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•

whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

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whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

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whether and under what circumstances the debt securities being offered are convertible into common stock or preferred stock, as the case may be, including the conversion price or rate or manner or calculation thereof;

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the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

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if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

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the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

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any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

•	applicable CUSIP numbers; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities. Payments of principal of and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Neither the Delaware General Corporation Law nor our governing instruments define the term “substantially all” as it relates to the sale of assets. Additionally, Delaware cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium, or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium, or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•

exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

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issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

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register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

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issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

•

either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

•

after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence. Except as permitted under “—Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Provision of financial information. The indentures require us to (1) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (2) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (3) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (1) and (2) above, and (4) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants. The applicable prospectus supplement will set forth any additional covenants of Avanir relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of, or any premium, or make-whole amount, on any debt security of such series for five business days at its stated maturity;

•	default in making any sinking fund payment as required for any debt security of such series for five business days;

•

default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by Avanir continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Avanir or any significant subsidiary of Avanir; and

•	any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or Securities Act.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•

we have deposited with the applicable trustee all required payments of the principal, any premium, or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium, or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium, or make-whole amount, or interest;

•

in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	upon a good faith determination of a responsible officer of the trustee, may involve the trustee in personal liability; or

•	upon a good faith determination of a responsible officer of the trustee, may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium, or make-whole amount, on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on or any premium, or make-whole amount, payable on redemption of any such debt security;

•

reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium, or make-whole amount, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•

reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•

to add or change any provisions of an indenture (1) to change or eliminate restrictions on the payment of principal of, or premium, or make-whole amount, or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•

to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•

to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•

to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•

the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•

the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•

the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of Avanir and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•

either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium, or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium, or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•

to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium, or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

•

direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium, or make whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•

a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium, or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (1) we effect covenant defeasance with respect to any debt securities and (2) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

If a trustee or paying agent is unable to apply any money in accordance with the foregoing paragraphs describing discharge and defeasance by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations under the indentures and such securities from which Avanir has been discharged or released pursuant to the foregoing shall be revived and reinstated as though no deposit had occurred with respect to such securities, until such time as the trustee or paying agent is permitted to apply all money held in trust with respect to such securities in accordance with the foregoing; provided, that if Avanir makes any payment of principal of or any premium or interest on any such security following such reinstatement of its obligations, Avanir shall be subrogated to the rights (if any) of the holders of such securities to receive such payment from the money so held in trust.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or preferred stock, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium, or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future stockholders, employees, officers or directors.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities offered hereby primarily for general corporate purposes, which include, but are not limited to, funding the commercialization of NUEDEXTA, any of our ongoing and future clinical trials and for general and administrative expenses. We may also use a portion of the net proceeds to pay off outstanding indebtedness, if any, and/or acquire or invest in complementary businesses, products and technologies. Further, from time to time we may evaluate acquisition opportunities and engage in related discussions with other companies.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

If we offer debt securities and/or preference equity securities under this prospectus, then we will, if required at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more offerings. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement. Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to a prospectus supplement will be listed for trading on the NASDAQ Global Market or other principal market for our common stock. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” or “Plan of Distribution” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

The legality of the issuance of the securities being offered hereby and the binding nature of any debt securities or warrants being offered hereby is being passed upon by Ropes & Gray LLP, San Francisco, California. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2011, and the effectiveness of our internal control over financial reporting, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

1.	Our Annual Report on Form 10-K for the year ended September 30, 2011;

2.	Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 21, 2012 that have been incorporated by reference into our Annual Report on Form 10-K for the year ended September 30, 2011;

3.	Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2011 and March 31, 2012;

4.	Our Current Reports on Form 8-K filed with the SEC on October 31, 2011, November 17, 2011, February 17, 2012, February 29, 2012, May 8, 2012, May 9, 2012 and June 5, 2012 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

5.	The description of our common stock contained in our registration statement on Form 8-A/A (File No. 001-15803) filed with the SEC on March 25, 2009, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Avanir Pharmaceuticals, Inc., 20 Enterprise, Suite 200, Aliso Viejo, California 92656, Attention: Investor Relations, telephone: (949) 389-6700. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.avanir.com. You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Rooms.

*  *  *

$50,000,000

Common Stock

PROSPECTUS

May 7, 2014

Cowen and Company